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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 of IXC Communications, Inc. for the registration of 3,105,000 Depositary Shares, 155,250 shares of 6-3/4% Cumulative Convertible Preferred Stock, 2,634,377 shares of Common Stock issuable upon conversion thereof or payable as dividends on the Depositary Shares or the 6-3/4% Cumulative Convertible Preferred Stock and 261,671 shares of its Common Stock and to the incorporation by reference therein of our report dated February 28, 1998, with respect to the consolidated financial statements of IXC Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Austin, Texas
June 18, 1998